UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 23, 2024

COMSCORE, INC.
(Exact name of registrant as specified in charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Overview
On July 24, 2024, comScore, Inc. (the "Company") issued 13.3 million additional shares of Series B Convertible Preferred Stock, par value $0.001 ("Preferred Stock") to the existing holders of Preferred Stock in exchange for cancellation of the Company's obligation to pay accrued dividends totaling $32.8 million to such holders for annual dividend periods ended in 2023 and 2024. As of the issuance date, the additional shares of Preferred Stock were convertible into approximately 0.7 million shares of the Company's Common Stock, par value $0.001 ("Common Stock"), representing an effective conversion price of $49.438 per share for the canceled dividend obligation, a substantial premium to the current trading price of the Common Stock.
The additional shares of Preferred Stock have the same terms and conditions as the Preferred Stock previously issued by the Company, including that holders are entitled to cumulative dividends at a rate of 7.5% per annum, payable annually in arrears and subject to increase under certain circumstances. As previously disclosed, this rate was increased in 2023 and 2024 in connection with prior deferrals of the Company's dividend obligation for such years, resulting in a rate of 9.5% per annum on the deferred dividend balance. Upon issuance of the additional Preferred Stock on July 24, 2024, the dividend rate returned to 7.5% per annum for all outstanding Preferred Stock.
In connection with the issuance, the Company and the holders of Preferred Stock also entered into an amendment to the Stockholders Agreement between the parties. Among other things, the amendment reduced the $100.0 million special dividend threshold set forth in the Stockholders Agreement by an amount equal to the liquidation preference of the additional Preferred Stock ($32.8 million). After further reducing the threshold by annual dividends paid in prior years, the current special dividend threshold is $47.0 million. To date, the Company has not received any request under the Stockholders Agreement to pay a special dividend.
Background
As previously disclosed, each holder of Preferred Stock temporarily waived until July 31, 2024 its right to receive annual dividends that would have been payable, pursuant to the terms and conditions of the Certificate of Designations relating to the Preferred Stock (as amended to date, the "Certificate of Designations"), for the dividend periods ended June 29, 2023 (the "2023 Dividends") and June 29, 2024 (the "2024 Dividends," and the temporary waivers of the 2023 Dividends and 2024 Dividends, the "Prior Waivers"). Pursuant to the Prior Waivers and the Certificate of Designations, the 2023 Dividends and the 2024 Dividends continued to accrue and accumulate at a rate of 9.5% per annum during the temporary waiver period. As of July 24, 2024, the 2023 Dividends and 2024 Dividends, together with amounts accrued and accumulated thereon, totaled $32.8 million.

Stock Issuance
On July 24, 2024 (the "Issuance Date"), the Company issued an aggregate of 13.3 million additional shares of Preferred Stock (the "Issuance") to the existing holders of Preferred Stock, Charter Communications Holding Company, LLC, Liberty Broadband Corporation and Pine Investor, LLC (the "Stockholders"), in exchange for (a) permanent waivers of their right to receive the 2023 Dividends and the 2024 Dividends and (b) each Stockholder's entry into the Amended and Restated Stockholders Agreement (as defined below). As of the Issuance Date, in accordance with the terms and conditions of the Certificate of Designations, the additional shares of Preferred Stock were convertible into approximately 0.7 million shares of Common Stock. The additional shares of Preferred Stock have the same terms and conditions as the Preferred Stock previously issued by the Company.
The summary of the rights, preferences and privileges of the Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designations, filed as Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on March 15, 2021; the Amendment to the Certificate of Designations, filed as Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on June 22, 2023; and the Second Amendment to the Certificate of Designations, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on June 18, 2024.

Subscription Agreements
On the Issuance Date, the Company entered into a Subscription Agreement with each Stockholder to effect the Issuance. The Subscription Agreements contain representations, warranties and covenants of each Stockholder, as well as other obligations of the parties. The Subscription Agreements also provide for registration rights with respect to the Preferred Stock and the shares of Common Stock issuable upon conversion of such Preferred Stock in accordance with the terms of the Registration Rights Agreement, dated March 10, 2021, by and between the Company and the parties thereto.
The foregoing summary of the Subscription Agreements does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Subscription Agreements, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Amended and Restated Stockholders Agreement
In connection with the Issuance and on the Issuance Date, the Company and the Stockholders also amended and restated the Stockholders Agreement, dated March 10, 2021, by and among the Company and the parties thereto (the "Original Stockholders Agreement" and as amended and restated, the "Amended and Restated Stockholders Agreement").
The Amended and Restated Stockholders Agreement, among other things, (a) removed the provisions of the Original Stockholders Agreement that had either expired by their terms or been rendered inapplicable with the passage of time, (b) gave effect to the Issuance, and (c) clarified the impact of the Issuance and potential future issuances of Preferred Stock and Common Stock as dividends pursuant to the Certificate of Designations. The Amended and Restated Stockholders Agreement clarified that additional shares of Preferred Stock issued in the Issuance, and any Preferred Stock or Common Stock that may be issuable in the future as dividends, do not increase any Stockholder's right to designate individuals to serve on the Company's Board of Directors (the "Board").
The Original Stockholders Agreement provided Stockholders with the right to require the Company to pay a one-time dividend (the "Special Dividend") equal to the highest dividend the Board determines can be paid at the time subject to certain limitations. Under the Original Stockholders Agreement, if an aggregate $100 million of Special Dividends and Annual Dividends (as defined in the Certificate of Designations) have been paid on the Preferred Stock, the Company is required, subject to certain limitations, to use any remaining amount of the Special Dividend to pay a pro rata dividend on the Common Stock (with the Preferred Stock participating on an as-converted basis). The Amended and Restated Stockholders Agreement clarified that the $100.0 million Special Dividend threshold is reduced by $32.8 million, equal to the aggregate liquidation preference of the additional Preferred Stock issued in the Issuance. Immediately following the Issuance, and taking into account Annual Dividends previously paid, the current Special Dividend threshold is $47.0 million.
Under the Original Stockholders Agreement, subject to certain conditions, each Stockholder agreed to vote, or provide a written consent or proxy with respect to, its Voting Stock (as defined in the Original Stockholders Agreement) (a) in favor of each Stockholder's director designees, and (b) in a neutral manner in the election of any directors nominated by the Board for election who are not designees of a Stockholder. The Amended and Restated Stockholders Agreement clarified that the additional shares of Preferred Stock issued in the Issuance, as well as any Preferred Stock or Common Stock that may be issuable in the future as dividends pursuant to the Certificate of Designations, are subject to this obligation. In addition, the Amended and Restated Stockholders Agreement provided that to the extent any outstanding shares of Common Stock held by a Stockholder as of the Issuance Date would otherwise cause the aggregate voting power of all Voting Stock held by the Stockholders to exceed 49.99% on the record date for any vote, such Stockholder will vote, or provide a written consent or proxy with respect to, such Common Stock in a neutral manner on all matters upon which such Stockholder is entitled to vote, with such provision to expire when the aggregate voting power of the Stockholders ceases to exceed 49.99%. As previously disclosed, the Certificate of Designations already provides for neutral voting on all matters with respect to Preferred Stock that exceeds 16.66% per Stockholder or 49.99% in aggregate on an as-converted basis.
The foregoing summary of the Amended and Restated Stockholders Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Amended and Restated Stockholders Agreement, which is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.
The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.
The Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock that were, or will be, issued as part of or following the Issuance, as applicable, were, or will be, issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.
The terms of conversion of the Preferred Stock are as previously disclosed and as set forth in the Certificate of Designations.
Item 3.03 Material Modification to Rights of Security Holders.
The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.
In connection with entry into the Subscription Agreements and the Amended and Restated Stockholders Agreement, on July 23, 2024, each Stockholder consented to the Issuance, or waived its voting rights with respect thereto, under the Original Stockholders Agreement and Section 12 of the Certificate of Designations. The foregoing summary does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of Exhibits 4.1, 4.2 and 4.3 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Series B Preferred Stockholder Waiver, dated July 23, 2024, from Charter Communications Holding Company, LLC

4.2	Series B Preferred Stockholder Waiver, dated July 23, 2024, from Liberty Broadband Corporation

4.3	Series B Preferred Stockholder Waiver, dated July 23, 2024, from Pine Investor, LLC

10.1	Subscription Agreement, dated July 24, 2024, by and between comScore, Inc. and Charter Communications Holding Company, LLC

10.2	Subscription Agreement, dated July 24, 2024, by and between comScore, Inc. and Liberty Broadband Corporation

10.3	Subscription Agreement, dated July 24, 2024, by and between comScore, Inc. and Pine Investor, LLC

10.4	Amended and Restated Stockholders Agreement, dated July 24, 2024 by and among comScore, Inc., Charter Communications Holding Company, LLC, Liberty Broadband Corporation and Pine Investor, LLC

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Mary Margaret Curry
Mary Margaret Curry
Chief Financial Officer and Treasurer
Date: July 25, 2024